Exhibit 99.1

EMPIRE RESORTS ANNOUNCES CLOSING OF RIGHTS OFFERING

AND BACKSTOP PURCHASE FOR APPROXIMATE GROSS PROCEEDS OF $290 MILLION,

CONVERSION OF $17.4 MILLION NOTE INTO COMMON STOCK AND

ENTRY TO LETTER AGREEMENT WITH KIEN HUAT

Monticello, New York, February 18, 2016—Empire Resorts, Inc. (NASDAQ-GM:NYNY) (the “Company”) announced its rights offering (the “Rights Offering”) and standby purchase of shares not sold in the Rights Offering, which generated approximately $290 million in gross proceeds for the Company closed on Wednesday, February 17, 2016. The Company issued a total of 20,138,888 shares of common stock at $14.40 per share. This includes 176,086 shares issued to holders upon exercise of their basic subscription rights and 13,136,817 shares issued to Kien Huat Realty III Limited (“Kien Huat”), our largest stockholder, upon exercise of its basic subscription rights. Kien Huat also acquired the remaining 6,825,985 shares not sold in the Rights Offering pursuant to the terms of a standby purchase agreement. The Company paid Kien Huat a fee of $1,450,000 for its commitment pursuant to the standby purchase agreement and reimbursed Kien Huat for its expenses related to the standby purchase agreement in an amount of $50,000.

The Company anticipates using the net proceeds of the Rights Offering towards the development of Montreign Resort Casino (the “Casino Project”), to redeem the Series E Preferred Stock of the Company, towards the development of the Golf Course and Entertainment Village that, along with the Casino Project, are part of the initial phase of the Adelaar project, and towards the working capital needs of the Company.

Upon consummation of the Rights Offering, a $17.4 million convertible note held by Kien Huat was converted into 1,332,058 shares of common stock of the Company in accordance with the conversion provisions of such note (the “Note Conversion”). After giving effect to the Rights Offering and Note Conversion, Kien Huat owns approximately 88.7% of the outstanding shares of the Company’s common stock.

As a result of Kien Huat’s increased proportionate ownership following the consummation of the Rights Offering and the Note Conversion, at the request of the Company, Kien Huat and the Company entered a letter agreement today, pursuant to which Kien Huat has agreed neither it nor its affiliates (Kien Huat together with its affiliates, the “Kien Huat Parties”) will take certain actions in furtherance of a “going-private” transaction involving the Company unless such transaction is subject to the approval of (x) a majority of the voting stock of the Company held by stockholders other than the Kien Huat Parties and (x) either (A) a majority of disinterested members of the Board of Directors of the Company (the “Board”) or (y) a committee of the Board composed of disinterested members of the Board. In addition, the Company and Kien

Huat have agreed to cooperate to ensure that, to the greatest extent possible, the Board includes no fewer than three (3) independent directors. The terms of this letter agreement shall be valid beginning immediately and terminating on the earlier of (i) the three year anniversary of the closing of the Rights Offering and (ii) the one year anniversary of the opening of the Casino Project.

Cautionary Statement Regarding Forward Looking Information

Statements in this press release that are not historical facts are “forward-looking statements” that may involve material risks and uncertainties. The company wishes to caution readers not to place undue reliance on such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995, and as such, speak only as of the date made. For a full discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the company’s registration statement on Form S-3 and the prospectus relating to the rights offering, dated January 4, 2016.

About Empire Resorts

Empire Resorts owns and operates, through its subsidiary Monticello Raceway Management, Inc., the Monticello Casino & Raceway, a harness racing track and casino located in Monticello, New York, and is 90 miles from midtown Manhattan. Further information is available at www.empireresorts.com.

As a result of the award of a gaming facility license from the New York State Gaming Commission, the Company, through its subsidiary Montreign Operating Company, LLC, will begin construction of Montreign Resort Casino – an 18-story casino, hotel and entertainment complex with approximately 102 table games, 2,150 state of the art slot machines and 332 luxury rooms, which includes 12 penthouse suites, 8 garden suites and 7 two-story villas, designed to meet 5-star and 5-diamond standards. For additional information, please visit www.montreign.com.

Contacts

Empire Resorts, Inc.

Charles Degliomini, 845-807-0001

cdegliomini@empireresorts.com